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                            AUCTION AGENT AGREEMENT

                                    between

                          MUNIYIELD PENNSYLVANIA FUND

                                      and

                       IBJ SCHRODER BANK & TRUST COMPANY

                         Dated as of November 30, 1992

                                  Relating to

                       Auction Market Preferred Shares(R)

                                  ("AMPS"(R))

                                       of

                          MUNIYIELD PENNSYLVANIA FUND

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(R)  Registered trademark of Merrill Lynch & Co., Inc.
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     THIS AUCTION AGENT AGREEMENT dated as of November 30, 1992, between
MUNIYIELD PENNSYLVANIA FUND, a Massachusetts business trust (the "Trust"), and IBJ SCHRODER BANK & TRUST COMPANY, a New York banking corporation.

     The Trust proposes to duly authorize and issue 800 shares of Auction Market Preferred Shares(R), (with a par value of $.10 per share and a liquidation preference of $50,000 per share plus an amount equal to accumulated but unpaid dividends (whether or not earned or declared)) pursuant to the Trust's Certificate of Designation (as defined below). The shares are sometimes referred to together herein as "AMPS." An Auction (as defined below) will be conducted for the AMPS. The Trust desires that IBJ Schroder Bank & Trust Company perform certain duties as agent in connection with each Auction of shares of AMPS (the "Auction Agent") and as the transfer agent, registrar, dividend disbursing agent and redemption agent with respect to the shares of AMPS (the "Paying Agent") upon the terms and conditions of this Agreement, and hereby appoints IBJ Schroder Bank & Trust Company as said Auction Agent and Paying Agent in accordance with those terms and conditions (hereinafter generally referred to as the "Auction Agent" except in Sections 3 and 4 below).

     NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the Trust and the Auction Agent agree as follows:

1.   Definitions and Rules of Construction.
     --------------------------------------

1.1  Terms Defined by Reference to
     Certificate of Designation.
     ---------------------------

     Capitalized terms not defined herein shall have the respective meanings specified in the Certificate of Designation.

1.2   Terms Defined Herein.
      --------------------

     As used herein and in the Settlement Procedures (as defined below), the following terms shall have the following meanings, unless the context otherwise requires:

(a) "Affiliate" shall mean any Person, other than Merrill Lynch, Pierce, Fenner & Smith Incorporated, made known to the Auction Agent to be controlled by, in control of or under common control with, the Trust, or its successors.

(b) "Agent Member" of any Person shall mean such Person's agent member of the Securities Depository who is identified as such in such Person's Purchaser's Letter.

(c)  "Auction" shall have the meaning specified in Section 2.1 hereof.

(d) "Auction Procedures" shall mean the Auction Procedures that are set forth in Paragraph 11 of the Certificate of Designation.

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(R)  Registered trademark of Merrill Lynch & Co., Inc.

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(e)  "Authorized Officer" shall mean each Senior Vice President, Vice President,
     Assistant Vice President, Trust Officer, and Assistant Secretary and Assistant Treasurer of the Auction Agent assigned to its Corporate Trust and Agency Group and every other officer or employee of the Auction Agent designated as an "Authorized Officer" for purposes hereof in a communication to the Trust.

(f) "Broker-Dealer Agreement" shall mean each agreement between the Auction Agent and a Broker-Dealer substantially in the form attached hereto as Exhibit A.

(g) "Certificate of Designation" shall mean the Certificate of Designation of the Trust, establishing the powers, preferences and rights of the AMPS, filed on November 24, 1992, in the Office of the Secretary of State of The Commonwealth of Massachusetts.

(h) "Holder" shall be a holder of record of one or more shares of AMPS, listed as such in the stock register maintained by the Paying Agent pursuant to
     Section 4.6.

(i) "Purchaser's Letter" shall mean a letter addressed to the Trust, the Auction Agent and a Broker-Dealer, substantially in the form attached to the Broker-Dealer Agreement as Exhibit A.

(j) "Settlement Procedures" shall mean the Settlement Procedures attached to the Broker-Dealer Agreement as Exhibit B.

(k) "Trust Officer" shall mean the Chairman and Chief Executive Officer, the President, each Vice President (whether or not designated by a number or word or words added before or after the title "Vice President"), the Secretary, the Treasurer, each Assistant Secretary and each Assistant Treasurer of the Trust and every other officer or employee of the Trust designated as a "Trust Officer" for purposes hereof in a notice from the Trust to the Auction Agent.

1.3  Rules of Construction.
     ---------------------

     Unless the context or use indicates another or different meaning or intent, the following rules shall apply to the construction of this Agreement:

(a) Words importing the singular number shall include the plural number and vice versa.

(b) The captions and headings herein are solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.

(c) The words "hereof," "herein," "hereto," and other words of similar import refer to this Agreement as a whole.

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(d)  All references herein to a particular time of day shall be to New York City time.

2.   The Auction.
     ------------

2.1  Purpose; Incorporation by Reference of Auction
     Procedures and Settlement Procedures.
     -------------------------------------

(a) The Certificate of Designation provides that the Applicable Rate on shares of AMPS, for each Dividend Period therefor after the Initial Dividend Period shall be the rate per annum that a commercial bank, trust company, or other financial institution appointed by the Trust advises results from implementation of the Auction Procedures. The Board of Trustees of the Trust has adopted a resolution appointing IBJ Schroder Bank & Trust Company as Auction Agent for purposes of the Auction Procedures. The Auction Agent hereby accepts such appointment and agrees that, on each Auction Date, it shall follow the procedures set forth in this Section 2 and the Auction Procedures for the purpose of determining the Applicable Rate for the AMPS for the next Dividend Period therefor. Each periodic operation of such procedures is hereinafter referred to as an "Auction."

(b) All of the provisions contained in the Auction Procedures and the Settlement Procedures are incorporated herein by reference in their entirety and shall be deemed to be a part hereof to the same extent as if such provisions were fully set forth herein.

2.2  Preparation for Each Auction; Maintenance
     of Registry of Beneficial Owners.
     ---------------------------------

(a) Pursuant to Section 2.5 hereof, the Trust shall not designate any Person to act as a Broker-Dealer without prior written approval of the Auction Agent (which approval shall not be withheld unreasonably). At the time of closing of the initial issuance and sale of the AMPS (the "Closing"), the Trust shall provide the Auction Agent with a list of the Broker-Dealers previously approved by the Auction Agent and shall cause to be delivered to the Auction Agent for execution by the Auction Agent a Broker-Dealer Agreement signed by each such Broker-Dealer. The Auction Agent shall keep such list current and accurate and shall indicate thereon, or on a separate list, the identity of each Existing Holder, if any, whose most recent Order was submitted by a Broker-Dealer on such list and resulted in such Existing Holder continuing to hold or purchasing shares of AMPS. Not later than five days prior to any Auction Date for which any change in such list of Broker-Dealers is to be effective, the Trust shall notify the Auction Agent in writing of such change and, if any such change is the addition of a Broker-Dealer to such list, the Trust shall cause to be delivered to the Auction Agent for execution by the Auction Agent a Broker-Dealer Agreement signed by such Broker-Dealer. The Auction Agent shall have entered into a Broker-Dealer Agreement with each Broker-Dealer prior to the participation of any such Broker-Dealer in any Auction.

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(b)  In the event that the Auction Date for any Auction shall be changed after the Auction Agent shall have given the notice referred to in clause (vii) of Paragraph (a) of the Settlement Procedures, the Auction Agent, by such means as the Auction Agent deems practicable, shall give notice of such change to the Broker-Dealers not later than the earlier of 9:15 A.M. on the new Auction Date or 9:15 A.M. on the old Auction Date.

(c) With respect to each Dividend Period that is a Special Dividend Period, the Trust may, at its sole option and to the extent permitted by law, by telephonic and written notice (a "Request for Special Dividend Period") to the Auction Agent and to each Broker-Dealer, request that the next succeeding Dividend Period for the AMPS will be a number of days (other than seven), evenly divisible by seven, and not fewer than seven nor more than 364 in the case of a Short Term Dividend Period or a number of whole years not greater than five years in the case of a Long Term Dividend Period, specified in such notice, provided that, the Trust may not give a Request for Special Dividend Period of greater than 28 days (and any such request shall be null and void) unless the Trust has given written notice thereof to S&P and received written confirmation from Moody's that such action would not impair the rating then assigned to the AMPS by Moody's and unless, for any Auction occurring after the Initial Auction, sufficient Clearing Bids were made in the last occurring Auction and unless full cumulative dividends, any amounts due with respect to mandatory redemptions and any Additional Dividends payable prior to such date have been paid in full. Such Request for Special Dividend Period, in the case of a Short Term Dividend Period, shall be given on or prior to the fourth Business Day but not more than seven Business Days prior to an Auction Date for the AMPS and, in the case of a Long Term Dividend Period, shall be given on or prior to the 14th day but not more than 28 days prior to the Auction Date for the AMPS. Upon receiving such Request for Special Dividend Period, the Broker-Dealers shall jointly determine whether given the factors set forth in paragraph 2(c)(iii) of the Certificate of Designation it is advisable that the Trust issue a Notice of Special Dividend Period for the AMPS as contemplated by such Request for Special Dividend Period and the Optional Redemption Price of the AMPS during such Special Dividend Period and the Specific Redemption Provisions and shall give the Trust and the Auction Agent written notice (a "Response") of such determination by no later than the third Business Day prior to such Auction Date. If the Broker-Dealers shall not give the Trust and the Auction Agent a Response by such third Business Day or if the Response states that given the factors referred to above it is not advisable that the Trust give a Notice of Special Dividend Period (as defined below) for the AMPS, the Trust may not give a Notice of Special Dividend Period in respect of such Request for Special Dividend Period. In the event the Response indicates that it is advisable that the Trust give a Notice of Special Dividend Period for the AMPS, the Trust may by no later than the second Business Day prior to such Auction Date give a notice (a "Notice of Special Dividend Period") to the Auction Agent, the Securities Depository and each Broker-Dealer, which notice will specify (i) the duration of the Special Dividend Period, (ii) the Optional Redemption Price as specified in the related Response and (iii) the Specific Redemption Provisions, if any, as specified in the related Response. The Trust shall not give a Notice of Special Dividend Period, or, if such Notice of Special Dividend Period shall have already been given, shall give telephonic and written notice of its revocation (a "Notice of Revocation") to the Auction Agent, each Broker-Dealer, and the Securities Depository


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     on or prior to the Business Day prior to the relevant Auction Date if (x)
     either the 1940 Act AMPS Coverage is not satisfied or the Trust shall fail to maintain S&P Eligible Assets and Moody's Eligible Assets each with an aggregate Discounted Value at least equal to the AMPS Basic Maintenance Amount in each case on each of the two Valuation Dates immediately preceding the Business Day prior to the relevant Auction Date on an actual basis and on a pro forma basis giving effect to the proposed Special Dividend Period (using as a pro forma dividend rate with respect to such Special Dividend Period the dividend rate which the Broker-Dealers shall advise the Trust is an approximately equal rate for securities similar to the AMPS with an equal dividend period), provided that in calculating the aggregate Discounted Value of Moody's Eligible Assets for this purpose, the Moody's Exposure Period shall be deemed to be one week longer, (y) sufficient funds for the payment of dividends payable on the immediately succeeding Dividend Payment Date have not been irrevocably deposited with the Auction Agent by the close of business on the third Business Day preceding the related Auction Date or (z) the Broker-Dealer(s) jointly advise the Trust that after consideration of the factors referred to above they have concluded that it is advisable to give a Notice of Revocation. If the Trust is prohibited from giving a Notice of Special Dividend Period as a result of the factors enumerated in clause (x), (y) or (z) of the preceding sentence or if the Trust gives a Notice of Revocation with respect to a Notice of Special Dividend Period, the next succeeding Dividend Period will be a 7-day Dividend Period. In addition, in the event sufficient Clearing Bids are not made in any Auction or an Auction is not held for any reason, the next succeeding Dividend Period will be a 7-day Dividend Period, and the Trust may not again give a Notice of Special Dividend Period (and any such attempted notice shall be null and void) until sufficient Clearing Bids have been made in an Auction with respect to a 7-day Dividend Period.

(d) (i) Except as otherwise provided in paragraph 2(f) of the Certificate of Designation, whenever the Trust intends to include any net capital gains or other income subject to regular Federal income tax in any dividend on shares of AMPS, the Trust will notify the Auction Agent of the amount to be so included at least five Business Days prior to the Auction Date on which the Applicable Rate for such dividend is to be established. Whenever the Auction Agent receives such notice from the Trust, it will in turn notify each Broker-Dealer, who, on or prior to such Auction Date, in accordance with its Broker-Dealer Agreement, will notify its Existing Holders and Potential Holders believed to be interested in submitting an order in the Auction to be held on such Auction Date. Whenever the Trust includes any additional amounts in a dividend as provided in paragraph 2(f) of the Certificate of Designation, the Trust will notify the Auction Agent of such additional amounts to be so included in such dividend at least five Business Days prior to the applicable Dividend Payment Date. Whenever the Auction Agent receives such notice from the Trust it will in turn notify the Securities Depository and each Broker-Dealer, who, on or prior to the applicable Dividend Payment Date, in accordance with its Broker-Dealer Agreement, will notify its Existing Holders.

(ii) If the Trust makes a Retroactive Taxable allocation, the Trust will, within 90 days (and generally within 60 days) after the end of its fiscal year for which a Retroactive Taxable Allocation is made provide notice thereof to the Auction Agent and to each holder of shares (initially the Securities Depository) during such fiscal year at

                                       6
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     such holder's address as the same appears or last appeared on the share books of the Trust. The Trust will, within 30 days after such notice is given to the Auction Agent, pay to the Auction Agent (who will then distribute to such holders of shares of AMPS), out of funds legally available therefor, a cash amount equal to the aggregate Additional Dividend with respect to all Retroactive Taxable Allocations made to such holders during the fiscal year in question.

(e) (i) On each Auction Date, the Auction Agent shall determine the Reference Rate and the Maximum Applicable Rate. If the Reference Rate is not quoted on an interest basis but is quoted on a discount basis, the Auction Agent shall convert the quoted rate to an Interest Equivalent, as set forth in paragraph 1 of the Certificate of Designation; or, if the rate obtained by the Auction Agent is not quoted on an interest or discount basis, the Auction Agent shall convert the quoted rate to an interest rate after consultation with the Trust as to the method of such conversion. Not later than 9:30 A.M. on each Auction Date, the Auction Agent shall notify the Trust and the Broker-Dealers of the Reference Rate so determined and the Maximum Applicable Rate.

(ii) If the Reference Rate is the applicable "AA" Composite Commercial Paper Rate and such rate is to be based on rates supplied by Commercial Paper Dealers and one or more of the Commercial Paper Dealers shall not provide a quotation for the determination of the applicable "AA" Composite Commercial Paper Rate, the Auction Agent shall immediately notify the Trust so that the Trust can determine whether to select a Substitute Commercial Paper Dealer or Substitute Commercial Paper Dealers to provide the quotation or quotations not being supplied by any Commercial Paper Dealer or Commercial Paper Dealers. The Trust shall promptly advise the Auction Agent of any such selection. If the Trust does not select any such Substitute Commercial Paper Dealer or Substitute Commercial Paper Dealers, then the rates shall be supplied by the remaining Commercial Paper Dealer or Commercial Paper Dealers.

(iii) If, after the date of this Agreement, there is any change in the prevailing rating of AMPS by either of the rating agencies (or substitute or successor rating agencies) referred to in the definition of the Maximum Applicable Rate, thereby resulting in any change in the corresponding applicable percentage for the AMPS, as set forth in said definition (the "Percentage"), the Trust shall notify the Auction Agent in writing of such change in the Percentage prior to 9:00 A.M. on the Auction Date for AMPS next succeeding such change. The Percentage for the AMPS on the date of this Agreement is as specified in paragraph 11(a)(vii) of the Certificate of Designation. The Auction Agent shall be entitled to rely on the last Percentage of which it has received notice from the Trust (or, in the absence of such notice, the Percentage set forth in the preceding sentence) in determining the Maximum Applicable Rate as set forth in Section 2.2(e)(i) hereof.

(f) (i) The Auction Agent shall maintain a current registry of the beneficial owners of the shares of the AMPS who shall constitute the Existing Holders for purposes of each Auction. The Trust shall use its best efforts to provide or cause to be provided to the Auction Agent within ten days following the date of Closing a list of the initial Existing Holders of the AMPS, and the Broker-Dealer of each such Existing

                                       7
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     Holder through which such Existing Holder purchased such shares. The
     Auction Agent may rely upon, as evidence of the identities of the Existing Holders, such list, the results of each Auction and notices from any Existing Holder, the Agent Member of any Existing Holder or the Broker-Dealer of any Existing Holder with respect to such Existing Holder's transfer of any shares of AMPS to another Person.

(ii) In the event of any partial redemption of any shares of AMPS, upon notice by the Trust to the Auction Agent of such partial redemption, the Auction Agent shall promptly request the Securities Depository to notify the Auction Agent of the identities of the Agent Members (and the respective numbers of shares) from the accounts of which shares have been called for redemption and the person or department at such Agent Member to contact regarding such redemption, and at least two Business Days prior to the . Auction preceding the date of redemption with respect to the shares being partially redeemed, the Auction Agent shall request each Agent Member so identified to disclose to the Auction Agent (upon selection by such Agent Member of the Existing Holders whose shares are to be redeemed) the number of shares of the AMPS of each such Existing Holder, if any, to be redeemed by the Trust; provided the Auction Agent has been furnished with the name and telephone number of a person or department at such Agent Member from which it is to request such information. If necessary to procure such information, the Auction Agent shall deliver to each Agent Member a facsimile copy of the Purchaser's Letter of each Existing Holder represented by such Agent Member, which authorizes and instructs such Agent Member to release such information to the Auction Agent. In the absence of receiving any such information with respect to an Existing Holder, from such Existing Holder's Agent Member or otherwise, the Auction Agent may continue to treat such Existing Holder as the beneficial owner of the number of shares of the AMPS shown in the Auction Agent's registry of beneficial owners.

(iii) The Auction Agent shall register a transfer of the beneficial ownership of shares of the AMPS from an Existing Holder to another Person only if such transfer is made to a Person that has delivered a signed Purchaser's Letter to the Auction Agent and only if (A) such transfer is pursuant to an Auction or (B) if such transfer is made other than pursuant to an Auction, the Auction Agent has been notified in writing in a notice substantially in the form of Exhibit D to the Broker-Dealer Agreement, by such Existing Holder, the Agent Member of such Existing Holder, or the Broker-Dealer of such Existing Holder of such transfer. The Auction Agent is not required to accept any notice of transfer delivered for an Auction unless it is received by the Auction Agent by 3:00 P.M. on the Business Day next preceding the applicable Auction Date. The Auction Agent shall rescind a transfer made on the registry of the beneficial owners of any shares of AMPS if the Auction Agent has been notified in writing in a notice substantially in the form of Exhibit E to the Broker-Dealer Agreement by the Agent Member or the Broker-Dealer of any Person that (i) purchased any shares of AMPS and the seller failed to deliver such shares or (ii) sold any shares of AMPS and the purchaser failed to make payment to such Person upon delivery to the purchaser of such shares.

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(g)  The Auction Agent may request that the Broker-Dealers, as set forth in
     Section 3.2(c) of the Broker-Dealer Agreements, provide the Auction Agent with a list of their respective customers that such Broker-Dealers believe are Existing Holders of shares of AMPS. The Auction Agent shall keep confidential any such information and shall not disclose any such information so provided to any Person other than the relevant Broker-Dealer and the Trust, provided that the Auction Agent reserves the right to disclose any such information if it is advised by its counsel that its failure to do so would be unlawful.

2.3  Auction Schedule.
     ----------------

     The Auction Agent shall conduct Auctions in accordance with the schedule set forth below. Such schedule may be changed by the Auction Agent with the consent of the Trust, which consent shall not be unreasonably withheld. The Auction Agent shall give notice of any such change to each Broker-Dealer. Such notice shall be received prior to the first Auction Date on which any such change shall be effective.

        Time                                Event
        ----                                -----

By 9:30 A.M.               Auction Agent advises the Trust and the
                           Broker-Dealers of the Reference Rate and the Maximum Applicable Rate as set forth in
                           Section 2.2(e)(i) hereof.

9:30 A.M. - 1:00 P.M.      Auction Agent assembles information
                           communicated to it by Broker-Dealers as
                           provided in Paragraph 11(c)(i) of the
                           Certificate of Designation.  Submission
                           deadline is 1:00 P.M.

Not earlier than           Auction Agent makes determinations pursuant to
1:00 P.M.                  Paragraph 11(d)(i) of the Certificate of
                           Designation.

By approximately           Auction Agent makes determinations pursuant to
3:00 P.M.                  Paragraph 11(d)(i) of the Certificate of
                           Designation.

                           Submitted Bids and Submitted Sell Orders are accepted and rejected in whole or in part and shares of AMPS allocated as provided in Paragraph 11(e) of the Certificate of Designation.

By approximately 10:00     Auction Agent gives notice of Auction results
A.M. on the next           as set forth in Section 2.4 hereof.
succeeding Business Day


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2.4  Notice of Auction Results.
     -------------------------

     On each Auction Date, the Auction Agent shall notify Broker-Dealers of the results of the Auction held on such date by telephone or through the Auction Agent's Auction Processing System as set forth in Paragraph (a) of the Settlement Procedures.

2.5  Broker-Dealers.
     --------------

(a) Not later than 12:00 noon on each Auction Date, the Trust shall pay to the Auction Agent in New York Clearing House or similar next-day funds an amount in cash equal to (i) in the case of any Auction Date immediately preceding a 7-day Dividend Period, the product of (A) a fraction the numerator of which is the number of days in such Dividend Period (calculated by counting the first day of such Dividend Period but excluding the last day thereof) and the denominator of which is 360, times (B) 1/4 of 1%, times (C) $50,000, times (D) the sum of the aggregate number of Outstanding shares of AMPS for which the Auction is conducted and (ii) in the case of any Special Dividend Period, the amount determined by mutual consent of the Trust and the Broker-Dealers pursuant to Section 3.5 of the Broker-Dealer Agreements. In lieu of making such payment in New York Clearing House or similar next-day funds, the Trust may make such payment by noon on the Business Day immediately following the Auction Date in the form of Federal funds or similar same-day funds. The Auction Agent shall apply such moneys as set forth in Section 3.5 of the Broker-Dealer Agreements and shall thereafter remit to the Trust any remaining funds paid to the Auction Agent pursuant to this Section 2.5(a).

(b) The Trust shall not designate any Person to act as a Broker-Dealer without the prior written approval of the Auction Agent, which written approval shall not be unreasonably withheld. The Trust may designate an Affiliate and Merrill Lynch, Pierce, Fenner & Smith Incorporated to act as a Broker-Dealer.

(c) The Auction Agent shall terminate any Broker-Dealer Agreement as set forth therein if so directed by the Trust.

(d) Subject to Section 2.5(b) hereof, the Auction Agent shall from time to time enter into such Broker-Dealer Agreements as the Trust shall request.

(e)  The Auction Agent shall maintain a list of Broker-Dealers.

2.6  Ownership of Shares of AMPS and Submission of Bids
     by Trust and Affiliates.
     ------------------------

     Neither the Trust nor any Affiliate of the Trust may submit any Sell Order or Bid, directly or indirectly, in any Auction, except that an Affiliate of the Trust that is a Broker-Dealer may submit a Sell Order or Bid on behalf of an Existing Holder or Potential Holder. The Trust shall notify the Auction Agent if the Trust or, to the best of the Trust's knowledge, any Affiliate of the Trust becomes an Existing Holder of any shares of AMPS. Any shares of AMPS redeemed, purchased or otherwise acquired (i) by the Trust shall not be reissued or (ii) by its Affiliates shall not be transferred (other than to the Trust).

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

     The Auction Agent shall have no duty or liability with respect to enforcement of this Section 2.6.

2.7  Access to and Maintenance of Auction Records.
     --------------------------------------------

     The Auction Agent shall afford to the Trust, its agents, independent public accountants and counsel, access at reasonable times during normal business hours to review and make extracts or copies (at the Trust's sole cost and expense) of all books, records, documents and other information concerning the conduct and results of Auctions, provided that any such agent, accountant, or counsel shall furnish the Auction Agent with a letter from the Trust requesting that the Auction Agent afford such person access. The Auction Agent shall maintain records relating to any Auction for a period of two years after such Auction (unless requested by the Trust to maintain such records for such longer period not in excess of four years, then for such longer period), and such records shall, in reasonable detail, accurately and fairly reflect the actions taken by the Auction Agent hereunder. The Trust agrees to keep any information regarding the customers of any Broker-Dealer received from the Auction Agent in connection with this Agreement or any Auction confidential and shall not disclose such information or permit the disclosure of such information without the prior written consent of the applicable Broker-Dealer to anyone except such agent, accountant or counsel engaged to audit or review the results of Auctions as permitted by this Section 2.7; provided that the Trust reserves the right to disclose any such information if it is advised by its counsel that its failure to do so would (i) be unlawful or (ii) expose it to liability, unless the Broker-Dealer shall have offered indemnification satisfactory to the Trust. Any such agent, accountant or counsel, before having access to such information, shall agree to keep such information confidential and not to disclose such information or permit disclosure of such information without the prior written consent of the applicable Broker-Dealer; provided that such agent, accountant or counsel may reserve the right to disclose any such information if it is advised by its counsel that its failure to do so would (i) be unlawful or (ii) expose it to liability, unless the Broker-Dealer shall have offered indemnification satisfactory to such agent, accountant or counsel.

3.   The Auction Agent as Paying Agent.
     ----------------------------------

3.1  Paying Agent.
     ------------

     The Board of Trustees of the Trust has adopted a resolution appointing IBJ Schroder Bank & Trust Company as transfer agent, registrar, dividend disbursing agent and redemption agent for the Trust in connection with any shares of AMPS (the "Paying Agent"). The Paying Agent hereby accepts such appointment and agrees to act in accordance with its standard procedures and the provisions of the Certificate of Designation which are specified herein with respect to the shares of AMPS and as set forth in this section 3.

3.2  The Trust's Notices to Paying Agent.
     -----------------------------------

     Whenever any shares of AMPS are to be redeemed, the Trust shall promptly deliver to the Paying Agent the Notice of Redemption, which will be mailed by the Trust to each Holder, at least five days prior to the date such Notice of Redemption is required to be mailed by the

Certificate of Designation. The Paying Agent shall have no responsibility to confirm or verify the accuracy of any such notice.

3.3  Trust to Provide Funds for Dividends,
     Redemptions and Additional Dividends.
     ------------------------------------

(a) Not later than noon, on the Business Day immediately preceding each Dividend Payment Date, the Trust shall deposit with the Paying Agent an aggregate amount of New York Clearing House or similar next-day funds equal to the declared dividends to be paid to Holders on such Dividend Payment Date and shall give the Paying Agent irrevocable instructions to apply such funds to the payment of such dividends on such Dividend. Payment Date. In lieu of making such deposit in New York Clearing House or similar next-day funds, the Trust may make such deposit by noon on each Dividend Payment Date in the form of Federal funds or similar same-day funds.

(b) If the Trust shall give the Notice of Redemption then, by noon of the Business Day immediately preceding the date fixed for redemption, the Trust shall deposit in trust with the Paying Agent an aggregate amount of New York Clearing House or similar next-day funds sufficient to redeem such shares of AMPS called for redemption and shall give the Paying Agent irrevocable instructions and authority to pay the redemption price to the Holders of shares of AMPS called for redemption upon surrender of the certificate or certificates therefor. In lieu of making such deposit in New York Clearing House or similar next-day funds, the Trust may make such deposit by noon on the date fixed for redemption in the form of Federal funds or similar same-day funds.

(c) If the Trust provides notice to the Auction Agent of a Retroactive Taxable Allocation, the Trust shall, within 30 days after such notice is given and by noon of the Business Day immediately preceding the date fixed for payment of an Additional Dividend, deposit in trust with the Paying Agent an aggregate amount of New York Clearing House or similar next-day funds equal to such Additional Dividend and shall give the Paying Agent irrevocable instructions and authority to pay the Additional Dividends to Holders (or former Holders) of AMPS entitled thereto. In lieu of making such deposit in New York Clearing House or similar next-day funds, the Trust may make such deposit by noon on the date fixed for payment of an Additional Dividend in the form of Federal funds or similar same-day funds.

3.4  Disbursing Dividends, Redemption Price
     and Additional Dividends.
     -------------------------

     After receipt of the New York Clearing House or similar next-day funds (or Federal funds or similar same-day funds) and instructions from the Trust described in sections 3.3(a), (b) and (c) above, the Paying Agent shall pay to the Holders (or former Holders) entitled thereto (i) on each corresponding Dividend Payment Date, dividends on the AMPS, (ii) on any date fixed for redemption, the redemption price of any shares of AMPS called for redemption and
(iii) on the date fixed for payment of an Additional Dividend, such Additional Dividend. The amount of dividends for any Dividend Period to be paid by the Paying Agent to Holders will be determined by the Trust as set forth in Paragraph 2 of the Certificate of Designation. The redemption price to be paid by the Paying Agent to the Holders of any shares of AMPS called for redemption will be determined as set forth in Paragraph 4 of the Certificate of Designation. The amount of Additional Dividends to be paid by the Paying Agent in the event of a Retroactive Taxable Allocation to Holders will be determined by the Trust pursuant to paragraph 2(e) of the Certificate of Designation. The Trust shall notify the Paying Agent in writing of a decision to redeem any shares of AMPS on or prior to the date specified in Section 3.2 above, and such notice by the Trust to the Paying Agent shall contain the information required to be stated in the Notice of Redemption required to be mailed by the Trust to such Holders. The Paying Agent shall have no duty to determine the redemption price and may rely on the amount thereof set forth in the Notice of Redemption.

4.   The Paying Agent as Transfer Agent and Registrar.
     -------------------------------------------------

4.1  Original Issue of Share Certificate.
     -----------------------------------

     On the Date of Original Issue, one certificate for the AMPS shall be issued by the Trust and registered in the name of Cede & Co., as nominee of the Securities Depository, and countersigned by the Paying Agent.

4.2  Registration of Transfer or Exchange of Shares.
     ----------------------------------------------

     Except as provided in this Section 4.2, the shares of the AMPS shall be registered solely in the name of the Securities Depository or its nominee. If the Securities Depository shall give notice of its intention to resign as such, and if the Trust shall not have selected a substitute Securities Depository acceptable to the Paying Agent prior to such resignation, then upon such resignation, the shares of AMPS may, at the Trust's request, be registered for transfer or exchange, and new certificates thereupon shall be issued in the name of the designated transferee or transferees, upon surrender of the old certificate in form deemed by the Paying Agent properly endorsed for transfer with (a) all necessary endorsers' signatures guaranteed in such manner and form as the Paying Agent may require by a guarantor reasonably believed by the Paying Agent to be responsible, (b) such assurances as the Paying Agent shall deem necessary or appropriate to evidence the genuineness and effectiveness of each necessary endorsement and (c) satisfactory evidence of compliance with all applicable laws relating to the collection of taxes in connection with any registration of transfer and exchange or funds necessary for the payment of such taxes. If the certificate or certificates for shares of AMPS are not held by the Securities Depository or its nominee, payments upon transfer of shares in an Auction shall be made in same day funds to the Auction Agent against delivery of certificates therefor.

4.3  Removal of Legend.
     -----------------

     Any request for removal of a legend indicating a restriction on transfer from a certificate evidencing shares of AMPS shall be accompanied by an opinion of counsel stating that such legend may be removed and such shares transferred free of the restriction described in such legend, said opinion to be delivered under cover of a letter from a Trust Officer authorizing the Paying Agent to remove the legend on the basis of said opinion.

4.4  Lost Share Certificates.
     -----------------------

     The Paying Agent shall issue and register replacement certificates for certificates represented to have been lost, stolen or destroyed, upon the fulfillment of such requirements as shall be deemed appropriate by the Trust and the Paying Agent, subject at all times to provisions of law, the By-Laws of the Trust governing such matters and resolutions adopted by the Trust with respect to lost securities. The Paying Agent may issue new certificates in exchange for and upon the cancellation of mutilated certificates. Any request by the Trust to the Paying Agent to issue a replacement or new certificate pursuant to this
Section 4.4 shall be deemed to be a representation and warranty by the Trust to the Paying Agent that such issuance will comply with such provisions of applicable law and the By-Laws and resolutions of the Trust.

4.5  Disposition of Cancelled Certificates;
     Record Retention.
     -----------------

     The Paying Agent shall retain share certificates which have been cancelled in transfer or in exchange and accompanying documentation in accordance with applicable rules and regulations of the Securities and Exchange Commission for two calendar years from the date of such cancellation. The Paying Agent shall, upon written request from the Trust, afford to the Trust, its agents and counsel access at reasonable times during normal business hours to review and make extracts or copies (at the Trust's sole cost and expense) of such certificates and accompanying documentation. Upon request by the Trust at any time after the expiration of this two-year period, the Paying Agent shall deliver to the Trust the cancelled certificates and accompanying documentation. The Trust shall, at its expense, retain such records for a minimum additional period of four calendar years from the date of delivery of the records to the Trust and shall make such records available during this period at any time, or from time to time, for reasonable periodic, special, or other examinations by representatives of the Securities and Exchange Commission. The Trust shall also undertake to furnish to the Securities and Exchange commission, upon demand, at either the principal office or at any regional office, complete, correct and current hard copies of any and all such records. Thereafter such records shall not be destroyed by the Trust without the approval of the Paying Agent, which shall not be unreasonably withheld, but will be safely stored for possible future reference.

4.6  Share Register.
     --------------

     The Paying Agent shall maintain the share register, which shall contain a list of the Holders, the number of shares held by each Holder and the address of each Holder. The Paying Agent shall record in the share register any change of address of a Holder upon notice by such Holder. In case of any written request or demand for the inspection of the share register or any other books of the Trust in the possession of the Paying Agent, the Paying Agent will notify the Trust and secure instructions as to permitting or refusing such inspection. The Paying Agent reserves the right, however, to exhibit the share register or other records to any person in case it is advised by its counsel that its failure to do so would (i) be unlawful or (ii) expose it to liability, unless the Trust shall have offered indemnification satisfactory to the Paying Agent.

4.7  Return of Funds.
     ---------------

     Any funds deposited with the Paying Agent by the Trust for any reason under this Agreement, including for the payment of dividends or the redemption of shares of AMPS, that remain with the Paying Agent after 12 months shall be repaid to the Trust upon the written request of the Trust.

5.   Representations and Warranties.
     ------------------------------

(a)  The Trust represents and warrants to the Auction Agent that:

(i) the Trust is a duly incorporated and validly existing trust in good standing under the laws of The Commonwealth of Massachusetts and has full power to execute and deliver this Agreement and to authorize, create and issue the shares of AMPS,

(ii) the Trust is registered with the Securities and Exchange Commission under the Investment Company Act of 1940, as amended, as a closed-end non-diversified management investment company;

(iii) this Agreement has been duly and validly Authorized, executed and delivered by the Trust and constitutes the legal, valid and binding obligation of the Trust, enforceable against the Trust in accordance with its terms, subject as to such enforceability to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general equitable principles;

(iv) the form of certificate evidencing the shares of AMPS complies with all applicable laws of The Commonwealth of Massachusetts;

(v) the shares of AMPS have been duly and validly authorized by the Trust and, upon completion of the initial sale of the shares of such AMPS and receipt of payment therefor, will be validly issued, fully paid and nonassessable;

(vi) the offering of the shares of AMPS has been registered under the Securities Act of 1933, as amended, and no further action by or before any governmental body or authority of the United States or of any state thereof is required in connection with the execution and delivery of this Agreement or the issuance of the shares of AMPS except as required by applicable state securities or insurance laws, all of which have been taken;

(vii) the execution and delivery of this Agreement and the issuance and delivery of the shares of AMPS do not and will not conflict with, violate, or result in a breach of the terms, conditions or provisions of, or constitute a default under, the Declaration of Trust or the By-Laws of the Trust, any law or regulation applicable to the Trust, any order or decree of any court or public authority having jurisdiction over the Trust, or any mortgage, indenture, contract, agreement or undertaking to which the Trust is a party or by which it is bound; and

(viii) no taxes are payable upon or in respect of the execution of this Agreement or the issuance of the shares of AMPS.

(b) The Auction Agent represents and warrants to the Trust that the Auction Agent is duly organized and is validly existing as a banking corporation in good standing under the laws of the State of New York and has the corporate power to enter into and perform its obligations under this Agreement.

6.   The Auction Agent.
     -----------------

6.1  Duties and Responsibilities.
     ---------------------------

(a) The Auction Agent is acting solely as agent for the Trust hereunder and owes no fiduciary duties to any Person except as provided by this Agreement.

(b) The Auction Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Auction Agent.

(c) In the absence of bad faith or negligence on its part, the Auction Agent shall not be liable for any action taken, suffered or omitted or for any error of judgment made by it in the performance of its duties under this Agreement. The Auction Agent shall not be liable for any error of judgment made in good faith unless the Auction Agent shall have been negligent in ascertaining (or failing to ascertain) the pertinent facts.

6.2  Rights of the Auction Agent.
     ---------------------------

(a) The Auction Agent may rely and shall be protected in acting or refraining from acting upon any communication authorized hereby and upon any written instruction, notice, request, direction, consent, report, certificate, share certificate or other instrument, paper or document reasonably believed by it to be genuine. The Auction Agent shall not be liable for acting upon any telephone communication authorized hereby which the Auction Agent believes in good faith to have been given by the Trust or by a Broker-Dealer. The Auction Agent may record telephone communications with the Trust or with the Broker-Dealers or both.

(b) The Auction Agent may consult with counsel of its choice, and the written advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c) The Auction Agent shall not be required to advance, expend or risk its own funds or otherwise incur or become exposed to financial liability in the performance of its duties hereunder. The Auction Agent shall be under no liability for interest on any money received by it hereunder except as otherwise agreed in writing with the Trust.

(d) The Auction Agent may perform its duties and exercise its rights hereunder either directly or by or through agents or attorneys.

6.3  Auction Agent's Disclaimer.
     --------------------------

     The Auction Agent makes no representation as to the validity or adequacy of this Agreement, the Broker-Dealer Agreements or the AMPS.

6.4  Compensation, Expenses and Indemnification.
     ------------------------------------------

(a) The Trust shall pay the Auction Agent from time to time reasonable compensation for all services rendered by it under this Agreement and the Broker-Dealer Agreements as shall be set forth in a separate writing signed by the Trust and the Auction Agent, subject to adjustments if the AMPS are no longer held of record by the Securities Depository or its nominee or if there shall be such other change as shall materially increase the Auction Agent's obligations hereunder or under the Broker-Dealer Agreements.

(b) The Trust shall reimburse the Auction Agent upon its request for all reasonable expenses, disbursements and advances incurred or made by the Auction Agent in accordance with any provision of this Agreement and the Broker-Dealer Agreements (including the reasonable compensation, expenses and disbursements of its agents and counsel), except any expense, disbursement and advances attributable to its negligence or bad faith.

(c) The Trust shall indemnify the Auction Agent for, and hold it harmless against, any loss, liability or expense incurred without negligence or bad faith on its part arising out of or in connection with its agency under this Agreement and the Broker-Dealer Agreements, including the costs and expenses of defending itself against any claim or liability in connection with its exercise or performance of any of its duties hereunder and thereunder, except such as may result from its negligence or bad faith.

7.   Miscellaneous.
     -------------

7.1  Term of Agreement.
     -----------------

(a) The term of this Agreement is unlimited unless it shall be terminated as provided in this Section 7.1. The Trust may terminate this Agreement at any time by so notifying the Auction, Agent, provided that if any AMPS remain outstanding the Trust has entered into an agreement in substantially the form of this Agreement with a successor auction agent. The Auction Agent may terminate this Agreement upon prior notice to the Trust on the date specified in such notice, which shall be no earlier than 60 days after delivery of such notice. If the Auction Agent resigns while any shares of AMPS remain outstanding, the Trust shall use its best efforts to enter into an agreement with a successor auction agent containing substantially the same terms and conditions as this Agreement.

(b) Except as otherwise provided in this Section 7.1(b), the respective rights and duties of the Trust and the Auction Agent under this Agreement shall cease upon termination of this Agreement. The Trust's representations, warranties, covenants and obligations to the Auction Agent under Sections 5 and 6.4 hereof shall survive the termination hereof. Upon termination of this Agreement, the Auction Agent shall (i) resign as Auction Agent under the Broker-Dealer Agreements, (ii) at the Trust's request, promptly deliver to the Trust copies of all books and records maintained by it in connection with its duties hereunder, and
     (iii) at the request of the Trust, promptly transfer to the Trust or any successor auction agent any funds deposited by the Trust with the Auction Agent (whether in its capacity as Auction Agent or Paying Agent) pursuant to this Agreement which have not previously been distributed by the Auction Agent in accordance with this Agreement.

7.2  Communications.
     --------------

     Except for (i) communications authorized to be made by telephone pursuant to this Agreement or the Auction Procedures and (ii) communications in connection with Auctions (other than those expressly required to be in writing), all notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given to such party addressed to it at its address or telecopy number set forth below:

-------------------------------------------------------------------------------
If to the Trust,                 MuniYield Pennsylvania Fund
  addressed:                     800 Scudders Mill Road
                                 Plainsboro, New Jersey 08536
                                 Attention: Treasurer
                                 Telephone No.:  (609) 282-2800
                                 Telecopier No.:  (609) 282-3472
-------------------------------------------------------------------------------
If to the Auction                IBJ Schroder Bank & Trust Company
Agent, addressed:                One State Street
                                 New York, New York 10004
                                 Attention:  Auction Window
                                             Subcellar 1
                                 Telephone No.:  (212) 858-2272
                                 Telecopier No.:  (212) 797-1148
-------------------------------------------------------------------------------

or such other address or telecopy number as such party may hereafter specify for such purpose by notice to the other party. Each such notice, request or communication shall be effective when delivered at the address specified herein. Communications shall be given on behalf of the Trust by a Trust Officer and on behalf of the Auction Agent by an Authorized Officer.

7.3  Entire Agreement.
     ----------------

     This Agreement contains the entire agreement between the parties relating to the subject matter hereof, and there are no other representations, endorsements, promises, agreements or understandings, oral, written or inferred between the parties relating to the subject matter hereof except for agreements relating to the compensation of the Auction Agent.

7.4  Benefits.
     --------

     Nothing herein, express or implied, shall give to any Person, other than the Trust, the Auction Agent and their respective successors and assigns, any benefit of any legal or equitable right, remedy or claim hereunder.

7.5  Amendment; Waiver.
  -----------------

(a) This Agreement shall not be deemed or construed to be modified, amended, rescinded, cancelled or waived, in whole or in part, except by a written instrument signed by a duly authorized representative of the party to be charged. The Trust shall notify the Auction Agent of any change in the Certificate of Designation prior to the effective date of any such change. If any such change in the Certificate of Designation materially increases the Auction Agent's obligations hereunder, the Trust shall obtain the written consent to the Auction Agent prior to the effective date of such change.

(b) Failure of either party hereto to exercise any right or remedy hereunder in the event of a breach hereof by the other party shall not constitute a waiver of any such right or remedy with respect to any subsequent breach.

7.6  Successors and Assigns.
     ----------------------

     This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the respective successors and permitted assigns of each of the Trust and the Auction Agent. This Agreement may not be assigned by either party hereto absent the prior written consent of the other party, which consent shall not be unreasonably withheld.

7.7  Severability.
     ------------

     If any clause, provision or section hereof shall be ruled invalid or unenforceable by any court of competent jurisdiction, the invalidity or unenforceability of such clause, provision or section shall not affect any of the remaining clauses, provisions or sections hereof.

7.8  Execution in Counterparts.
     -------------------------
     This Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

7.8(A) Liability of Shareholders, Trustees and Officers.
       ------------------------------------------------

     A copy of the Agreement and Declaration of Trust of the Trust is on file with the Secretary of State of The Commonwealth of Massachusetts and notice is hereby given that this Agreement has been executed on behalf of the Trust by an officer of the Trust as an officer and not individually and the obligations of the Trust arising out of this Agreement are not binding upon any of the trustees, officers or shareholders of the Trust individually but are binding only upon the assets and property of the Trust.

7.9  Governing Law.
     -------------

     This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed in said state.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date first above written.

                                        MUNIYIELD PENNSYLVANIA FUND

                                        By: _________________________________
                                        Title:

                                        IBJ SCHRODER BANK & TRUST COMPANY

                                        By: _________________________________
                                        Title: Assistant Vice President